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                                                                     Exhibit 8.1


                           [PALMER DODGE LETTERHEAD]


                                 January 15, 2002


TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602

Re: Issuance and Sale of 9.50% Equity Security Units

Ladies and Gentlemen:

     We have acted as tax counsel to TECO Energy, Inc., a Florida corporation ("TECO Energy"), in connection with preparation and filing with the Securities and Exchange Commission of the Prospectus Supplement dated January 9, 2002 to the Prospectus dated May 25, 2001 (the "Prospectus Supplement"), which forms part of the Registration Statement on Form S-3 (Registration No. 333-61758) (the "Registration Statement") filed with the Securities and Exchange Commission on May 25, 2001, with respect to the issuance of up to 18,400,000 (including exercise of the underwriter's over-allotment option) 9.50% Equity Security Units (the "Units"), each of which initially will consist of (i) a contract to purchase shares of common stock of TECO Energy and (ii) a trust preferred security with a stated liquidation amount of $25 (a "Trust Preferred Security") of TECO Capital Trust II, a statutory business trust created under the laws of the State of Delaware (the "Trust"). Each Trust Preferred Security represents an undivided beneficial interest in the assets of the Trust, which will consist solely of preferred securities (the "LLC Preferred Securities") of TECO Funding Company II, LLC, a limited liability company formed under the laws of the State of Delaware (the "LLC"). Each LLC Preferred Security represents an undivided beneficial interest in the assets of the LLC, which will consist of 5.11% junior subordinated notes due 2007 issued by TECO Energy (the "Subordinated Notes").

      In preparing this opinion, we have examined and relied upon (i) the Prospectus Supplement; (ii) the Amended and Restated Trust Agreement dated as of January 15, 2002 of the Trust (the "Trust Agreement"), (iii) the Amended and Restated Limited Liability Company Agreement dated as of January 15, 2002 of the LLC (the "LLC Agreement"), (iv) the Administration Agreement dated as of January 15, 2002 between the LLC and TECO Energy, (v) a form of Subordinated Note, (vi) the Guarantee Agreement dated as of January 15, 2002 between TECO Energy and The Bank of New York, as Guarantee Trustee, (vii) the Indenture dated as of August 17, 1998 between TECO Energy and The Bank of New York, as Indenture Trustee,
(viii) the Sixth Supplemental Indenture dated as of January 15, 2002 between TECO Energy and The Bank of New York, as Indenture Trustee, supplementing the Indenture dated as of August 17, 1998, (ix) the Purchase Contract Agreement dated as of January 15, 2002 between TECO Energy and The Bank of New York, as Purchase Contract Agent, (x) a form of Remarketing Agreement to be entered into among TECO Energy, the LLC, the Trust, The Bank of New York, as Purchase Contract Agent, and the remarketing agent, (xi) the Pledge Agreement dated as of January 15, 2002 among TECO Energy, The Bank of New York, as Purchase Contract Agent, and The Bank of New York, as Collateral Agent, Custodial Agent and Securities Intermediary, (xii) the Underwriting Agreement dated January 9, 2002 among TECO Energy, the Trust, the LLC and Goldman, Sachs & Co., and (xiii) such other documents and corporate records as we consider necessary or appropriate to enable us to render this opinion. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.
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TECO Energy, Inc.
January 15,2002
Page 2


      In rendering this opinion, we have assumed without investigation or verification that (i) the statements contained in the Prospectus Supplement relating to the issuance and sale of the Units, the Trust Preferred Securities, the LLC Preferred Securities and the Subordinated Notes are true, correct and complete in all material respects, (ii) all representations and warranties contained in the documents referred to herein are true, correct and complete,
(iii) any representations or warranties in any of the documents referred to herein that are made "to the best of the knowledge and belief" (or a similar qualification) of any person or party are true, correct and complete without such qualification, and (iv) the transactions related to the issuance and sale of the Units, the Trust Preferred Securities, the LLC Preferred Securities and the Subordinated Notes, the pledge of the Trust Preferred Securities, the remarketing of the Trust Preferred Securities, and the settlement of the Purchase Contracts will be consummated in accordance with the terms of the documents and forms of documents examined by us. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

      On the basis of the foregoing and assuming that (i) the Trust was created and will be maintained in compliance with the terms of the Trust Agreement, (ii) the LLC was formed and will be maintained in compliance with the LLC Agreement, and (iii) the LLC does not register as an "investment company" under the Investment Company Act of 1940, we are of the opinion that under current United States federal income tax law:

      1. The Trust will be characterized as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation.

      2. The LLC will be treated as a partnership and the holders of LLC preferred Securities as partners in that partnership for United States federal income tax purposes.

      3. The Subordinated Notes will be classified as indebtedness for United States federal income tax purposes.

      We express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein. Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, any of which may be changed at any time with retroactive effect. Moreover, we note that there is no authority directly on point dealing with securities such as the Units, Trust Preferred Securities or LLC Preferred Securities or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. We undertake no responsibility to advise you of any subsequent changes of the matters assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

      This opinion is being provided to you solely for use in connection with the Prospectus Supplement, and this opinion may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the use of our name under the caption "U.S. Federal Income Tax Consequences" in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/ Palmer & Dodge LLP
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